Exhibit  99.1

En Pointe Technologies, Inc. Announces Financial Results for the Quarter Ended
December 31, 2008

— First quarter net product sales decrease 29% to $52.4 million from prior year first quarter.
— First quarter gross profits decrease 43% to $6.8 million from prior year first quarter.

Los Angeles, CA – February 13, 2009 - En Pointe Technologies, Inc. (NASDAQ:ENPT):  a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its first quarter ended December 31, 2008.  Total net sales in the first quarter of fiscal 2009 decreased 37% to $54.9 million when compared to the $86.9 million reported for the first quarter of fiscal 2008.  However, $10.2 million of the $32.0 million decline in net sales was attributable to the July 2008 divestiture of the IT services business.  En Pointe’s gross profits decreased by $5.1 million to $6.8 million in the first quarter of fiscal 2009 as compared to $11.9 million reported in the first quarter of fiscal 2008.  The decrease in gross profits was largely attributable to the July 2008 divestiture of the IT services business.

The net loss for the December 2008 quarter was $392,000, or $0.05 per basic and diluted share, as compared with net income of $43,000, or $0.01 per basic and diluted share, reported in the December 2007 quarter.

Bob Din, CEO of En Pointe said, “With down sales in the December 2008 quarter, we increased our product gross margin percentage by 3.1% and thereby minimized the negative impact on product gross profits.  Furthermore, in anticipation of a deep recession and the challenging electronics market it brings, we trimmed our operating costs by $4.6 million as compared to the December 2007 quarter, mainly from the sale of the IT services business.”   Mr. Din added, “We believe that we can continue to find resourceful ways to meet the current and future challenges of this marketplace.”

Operating Highlights

In spite of a drop in sales, product gross profits in the December 2008 quarter remained essentially flat as compared with December 2007.  This was because offsetting the decline in sales was 3.1% increase in product gross profit margin to 11.5% in the December 2008 quarter from the 8.4% reported in the December 2007 quarter.

Both selling and marketing and general and administrative expenses were sharply lower in the December 2008 quarter compared with the December 2007 quarter, due to lower expenses from the absence of the IT services business and reduced wage expense from a mandatory furlough.

Asset Management

The Company’s balance sheet remained strong at December 31, 2008 with $9.7 million of cash and the availability of an additional $18.7 million under the Company’s credit line.  Accounts receivable remained relatively unchanged at $35.6 million in the December 2008 quarter from the September 2008 quarter.  Long-term debt remained low at $0.4 million.  Stockholders’ equity declined $4.1 million to $21.6 million from the September 2008 quarter due principally to a $3.7 million increase in Other Comprehensive Loss.  Other Comprehensive Loss of $3.7 million resulted from valuation adjustments for equity positions held by the Company, chiefly the securities held in escrow that are part of the consideration for the 80.5% sale of the services business.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. provides the information technology marketplace, including mid-market and enterprise accounts, government agencies, and educational institutions nationwide, with computer hardware, software, and services. En Pointe has the flexibility to customize information technology services to fulfill the unique needs of each of its customers.

En Pointe employs SAP, ClarifyTM, and AccessPointeTM (an e-procurement application), proven and dependable software applications, to support its broad customer base.  Founded in 1993 and headquartered in Los Angeles, En Pointe is well represented in leading national markets throughout the United States.  En Pointe has the experience and the technology to help organizations simplify the management of their information technology infrastructure.

En Pointe’s Ovex Global division provides customers with solutions for affordable information technology services by combining low cost with high quality offshore services provided through its foreign subsidiary, Ovex Technologies (Private), Ltd, with experienced onshore information technology management teams that provide the necessary supervision and guidance to smooth each customer’s outsourcing transition.

Visit www.enpointe.com to learn more.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words "estimate," "project," "potential," "intended," "expect," "anticipate," "believe" and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe's Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management's projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing.  Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release.  En Pointe undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 337-5212
Fax: (310) 324-3149
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 337-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31,	September 30,
	2008	2008
ASSETS:
Current assets:
Cash	$9,677	$3,691
Restricted cash	10	10
Accounts receivable, net	35,568	35,448
Due from affiliate		3,586
Inventories, net	6,805	5,858
Prepaid expenses and other current assets	1,570	1,294
Total current assets	53,630	49,887

Property and equipment, net of accumulated
depreciation and amortization	4,289	4,202

Other assets	13,815	13,709
Total assets	$71,734	$67,798

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable, trade	$22,230	$15,817
Borrowings under line of credit	9,069	7,840
Accrued liabilities	11,042	11,528
Accrued taxes and other liabilities	5,462	4,522
Total current liabilities	47,803	39,707
Long term liabilities	428	475
Total liabilities	48,231	40,182

Minority interest	1,943	1,962

Total stockholders' equity	21,560	25,654
Total liabilities and stockholders' equity	$71,734	$67,798

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,
	2008	2007
Net sales:
Product	$52,393	$74,148
Service	2,494	12,734
Total net sales	54,887	86,882
Cost of sales:
Product	46,353	67,922
Service	1,707	7,066
Total cost of sales	48,060	74,988
Gross profit:
Product	6,040	6,226
Service	787	5,668
Total gross profit	6,827	11,894

Selling and marketing expenses	4,930	8,828
General and administrative expenses	2,368	3,076
Operating loss	(471)	(10)

Interest income, net	20	66
Other (loss) income, net	(29)	61
(Loss) income before income taxes and other items	(480)	117
Income tax (benefit) provision	(26)	31
(Loss) income before other items	(454)	86
Allocated income in equity investment	43
Allocated loss (income) in noncontrolling interest	19	(43)
Net (loss) income	$(392)	$43
Net (loss) income per share:
Basic	$(0.05)	$0.01
Diluted	$(0.05)	$0.01

Weighted average shares outstanding:
Basic	7,182	7,158
Diluted	7,182	7,371